Exhibit 99.1

The Goldman Sachs Group, Inc.	85 Broad Street	New York, New York 10004

GOLDMAN SACHS TO PURCHASE MAJORITY INTEREST
IN LINDEN COGENERATION FACILITY

NEW YORK, April 16, 2003 — The Goldman Sachs Group, Inc. (NYSE: GS) announced today that it has agreed to acquire for $456 million in cash El Paso Corporation’s (NYSE: EP) interests in East Coast Power L.L.C., which owns the Linden cogeneration facility located in Linden, New Jersey. Approximately $600 million of non-recourse, project-level debt will remain outstanding at East Coast Power L.L.C. and its subsidiaries following the transaction closing. The transaction is subject to regulatory approval and is expected to close within three months.

“We are pleased to re-enter the power generation market, especially with assets of this quality,” said Richard Ruzika, co-head of Global Commodities at Goldman Sachs. “As we found in our joint venture with Constellation Energy, owning generation assets enhances our power-trading capabilities and opportunities.”

The gas-fired, 940-megawatt Linden cogeneration facility is directly adjacent to Staten Island. Approximately 80% of power produced by the facility is sold into the New York City market, with the remainder sold to the New Jersey market. A substantial portion of the plant’s output is sold under long-term contracts to established, A-rated counterparties.

Goldman Sachs is a leading global investment banking, securities and investment management firm that provides a wide range of services worldwide to a substantial and diversified client base that includes corporations, financial institutions, governments and high net worth individuals. Founded in 1869, it is one of the oldest and largest investment banking firms. The firm is headquartered in New York and maintains offices in London, Frankfurt, Tokyo, Hong Kong and other major financial centers around the world.

# # #

Media Contact:	Peter Rose	Investor Contact:	John Andrews
Tel:	212-902-5400	Tel:	212-357-2674